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                                  EXHIBIT 3.3

                            Articles of Amendment

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                      INLAND MONTHLY INCOME FUND III, INC.



                             ARTICLES OF AMENDMENT





     Inland Monthly Income Fund III, Inc., a Maryland corporation having its principal office c/o The Corporation Trust Incorporated, 32 South Street, Baltimore Maryland (hereinafter called the Corporation), hereby certifies to the State Department of Assessments and Taxation of Maryland, that:



     FIRST:  The charter of the Corporation is hereby amended by striking out
Article I of the Second Articles of Amendment and Restatement in its entirety and inserting in lieu thereof the following new Article I:



                                   ARTICLE I
                                      NAME



        The name of the Corporation is:  Inland Real Estate Corporation



     SECOND: The board of directors of the Corporation on March 28, 1996, duly adopted a resolution in which was set forth the foregoing amendment to the charter, declaring that the said amendment of the charter as proposed was advisable and directing that it be submitted for action thereon by the stockholders of the Corporation at the annual meeting to be held on June 25, 1996.



     THIRD: Notice setting forth the said amendment of the charter and stating that a purpose of the meeting of the stockholders would be to take action thereon, was given, as required by law, to all stockholders entitled to vote thereon. The amendment of the charter of the Corporation as hereinabove set forth was approved by the stockholders of the Corporation at said meeting by the affirmative vote of a majority of the votes entitled to be cast thereon.


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     FOURTH:  The amendment of the charter of the Corporation as hereinabove set forth has been duly advised by the board of directors and approved by the stockholders of the Corporation.

     IN WITNESS WHEREOF, Inland Monthly Income Fund III, Inc. has caused these presents to be signed in its name and on its behalf by its Vice President and attested by its Secretary on July 15, 1996.

                                          Inland Monthly Income Fund III, Inc.


                                          By:    /s/ Roberta S. Matlin
                                          ------------------------------------
                                             Roberta S. Matlin, Vice President


Attest:

     /s/ Cynthia M. Hassett
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Cynthia M. Hassett, Secretary


     THE UNDERSIGNED, Vice President of Inland Monthly Income Fund III, Inc., who executed on behalf of said corporation the foregoing Articles of Amendment, of which this certificate is made a part, hereby acknowledges, in the name and on behalf of said corporation, the foregoing Articles of Amendment to be the corporate act of said corporation and further certifies that, to the best of her knowledge, information and belief, the matters and facts set forth therein with respect to the approval thereof are true in all material respects, under the penalties of perjury.



                                              /s/ Roberta S. Matlin
                                          ------------------------------------
                                             Roberta S. Matlin, Vice President



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